Exhibit 99.1

Contact:	Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(281) 398-9503
(281) 398-9996 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES RECORD FIRST QUARTER RESULTS

HOUSTON, TEXAS  May 17, 2007 - Geokinetics Inc.’s (AMEX: GOK) revenue for the first quarter of 2007 rose 129% to $111.0 million compared to $48.5 million for the first quarter of 2006.  The solid growth in revenue was primarily due to the impact of the acquisition of Grant Geophysical, Inc. (“Grant”) in September 2006, a solid Canadian winter season, increased demand for seismic data acquisition services, investments in capital expenditures increasing capacity and the early realization of backlog previously scheduled for completion in second quarter 2007.

The Company is providing EBITDA (defined below) to facilitate comparisons with prior performance and peers.  EBITDA increased 221% to $18.6 million for the first quarter of 2007, compared to $5.8 million in the first quarter of 2006.  The improvement in EBITDA is due to revenue increases, improved pricing and utilization of crews and equipment as the size of the Company’s contracts increased in the seismic data acquisition business, and improved earnings from seismic data processing and interpretation.  For the first quarter of 2007, net income to common stockholders was $5.1 million, or $0.75 per common share, on a weighted average of 8.4 million shares on a fully diluted basis.  For the first quarter of 2006, net income to common shareholders was $2.3 million, or $0.39 per common share, on a weighted average of 5.8 million shares on a fully diluted basis.  Share and per share amounts are fully reflective of the Company’s one for ten reverse stock-split, which occurred in November 2006.

Commenting on the first quarter’s results, David A. Johnson, Geokinetics' President and Chief Executive Officer, said “We are extremely pleased with our first quarter results.  The results were positively impacted by our strong winter season in Canada, which typically causes our first quarter to have higher activity levels, as well as the significant acceleration of one of our international projects. In addition, our quarter experienced significant growth as a result of an aggressive capital expenditure program.  On a pro-forma basis, we invested $62.4 million during the nine months ended March 31, 2007, significantly increasing our equipment capacity and increasing our recording channel count by 31% to over 82,000 channels.  We continue to experience strong demand for our services worldwide, which is reflected in our backlog of approximately $282.8 million as of March 31, 2007, and we continue to be excited about the prospects for our business, both domestically and internationally.  Our first quarter is historically our strongest quarter due to Canada and the budget cycles of many of our international customers.”

Mr. Johnson continued:  “We are very encouraged with the outlook for our industry, the continuing strength and quality of our backlog, the larger opportunities that we are capitalizing on as a result of our strategic acquisitions and the returns on our investment in new equipment.  We have successfully integrated Grant and are very pleased with the financial contribution and technical expertise we received as well as the opportunities this acquisition has created.”

Below is a condensed Statements of Operations.  More detailed information is available in the Company’s Form 10-Q for the quarter ended March 31, 2007 filed on May 9, 2007.  The weighted average common shares outstanding shares for the first quarter of 2006 are presented after giving effect to the Company’s one for ten reverse stock split, which occurred in November 2006.

	For the Quarter Ended March 31 (in thousands)
	2007	2006
Revenue	$110,964	$48,472

Expenses:
Operating expenses	83,129	39,348
General and administrative	9,220	3,345
Depreciation and amortization	7,532	1,680
Total expenses	99,881	44,373
Other gain (loss)	1,542	—
Income from operations	12,625	4,099

Other income:
Interest expense, net	(3,887)	(137)
Other	253	7
	(3,634)	(130)
Income before income tax	8,991	3,969
Income tax expense	2,687	1,680
Net income	$6,304	$2,289

Income applicable to common stockholders	$5,126	$2,289

Income per common share - basic	$0.89	$0.43
Income per common share - diluted	$0.75	$0.39

Weighted average common shares outstanding - basic	5,758	5,350
Weighted average common shares outstanding - diluted	8,377	5,834

The Company defines EBITDA as Earnings before Interest, Taxes, Other Income (Expense) (including returns to preferred stockholders, foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Net Income to Common Stockholders to EBITDA amounts referred to above:

	For the Quarter Ended March 31 (in thousands)
	2007	2006

Net Income to Common Stockholders	$5,126	$2,289
Preferred Stock Dividends and Accretion Costs	1,178	—
Net Income	$6,304	$2,289
Income Tax Expense	2,687	1,680
Interest Expense, net	3,887	137
Other Expense (Income) (as defined above)	(1,795)	(7)
Depreciation and Amortization	7,532	1,680

EBITDA	$18,615	$5,779

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about any acquisition activity, the related financing plans and statements with respect to future benefits announced in this press release.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to financial performance and results, availability of sufficient cash flow to execute our business plan and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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